Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports Record 2014 Fourth Quarter and Full Year Results

Fourth Quarter EPS Increased 27% on Sales Growth of 18%;

Full Year 2014 EPS from continuing operations Increased 23% on Sales Growth of 19%

Fourth Quarter Highlights:

Net income increased 25% to $135.4 million, or $1.98 per diluted share, with sales increasing 18% to $1,275.0 million, both fourth quarter records.

Off-Road Vehicle sales increased 19%, Motorcycle sales increased 50% and PG&A sales increased 21% in the 2014 fourth quarter.

North American retail sales remained strong, increasing 13% in the fourth quarter compared to last year.

MINNEAPOLIS--(BUSINESS WIRE)--January 27, 2015--Polaris Industries Inc. (NYSE:PII) reported record fourth quarter net income of $1.98 per diluted share for the quarter ended December 31, 2014, an increase of 27 percent compared to the prior year’s fourth quarter net income of $1.56 per diluted share. Net income was $135.4 million for the fourth quarter of 2014, up 25 percent from the previous fourth quarter’s net income of $108.7 million. Sales for the fourth quarter of 2014 totaled a record $1,275.0 million, an increase of 18 percent over last year’s fourth quarter sales of $1,083.7 million.

For the full year ended December 31, 2014, Polaris reported record net income from continuing operations of $6.65 per diluted share, a 23 percent increase compared to net income from continuing operations of $5.40 per diluted share for the year ended December 31, 2013. Net income from continuing operations was $454.0 million for the full year 2014, up 19 percent from the previous year’s net income from continuing operations of $381.1 million. Sales for the full year 2014 totaled a record $4,479.6 million, an increase of 19 percent compared to sales of $3,777.1 million for the full year 2013.

“2014 marks our fifth consecutive year of double digit sales and earnings growth, an accomplishment which testifies to the innovative spirit and dedication of the 8,000 member global Polaris team. It is inspiring to see how they overcame obstacles ranging from negative foreign exchange impacts and a weakening European economy, to highly volatile oil and crop prices, to record a 19 percent increase in both sales and net income for the full year 2014. During the year, we added over thirty new vehicles to the Polaris armada, expanding and strengthening our portfolio with our largest ever new product introduction, while our strategic acquisitions and significant investments in our global manufacturing infrastructure allow us to both create and meet the increasing demand for our products,” explained Scott Wine, Polaris’ Chairman and Chief Executive Officer.

“While we expect to face similar headwinds in 2015, namely ongoing currency volatility and a struggling European economy, I am confident that with the best team in powersports and numerous catalysts for growth and margin expansion, we are well positioned to surmount any challenges. Our ability to develop, produce, and market visionary products, and to invest strategically and aggressively, will continue driving Polaris to industry-leading growth and profitability in 2015 and beyond.”

2014 Product and Operations Highlights

Product –

Introduced over twenty new MY’14.5 and MY‘15 ORV models in 2014, including the all-new RZR® XP 900 trail and RZR® XP4 900 trail, several new value models, and two models in a newly defined category of single-seat, ride-in ATVs, the Polaris ACE™ and strengthened our #1 market share position in ORVs

Introduced nine new MY’15 snowmobiles in the all-new AXYS™ chassis platform for the flatland rider – 38 lbs. lighter, 15% more power to weight, fastest in the ¼ mile shootout; MY’15 800 Switchback Pro-S won “2015 Snowmobile of the Year” by SnowGoer Magazine

Added two new models to the iconic Indian Motorcycle® brand: the 2015 Roadmaster®, a luxury touring motorcycle, and the return of the Scout™, one of motorcycling’s most famous and coveted mid-sized motorcycles; Polaris’ first mid-sized bike, and added a new bagger to the Victory motorcycle line, the Victory Magnum™

Introduced the revolutionary all-new three-wheeled motorcycle, Slingshot™, the Company’s first roadster motorcycle

Polaris’ Quality improving: #1 in Net Promoter Score (NPS) for motorcycles, Side-by-sides and ATVs

Added over 400 new Polaris accessories contributing to a 21% increase in PG&A sales in 2014

Acquired Kolpin (April 2014) and Pro Armor (November 2014), adding two industry-leading accessory companies to Polaris’ PG&A business

Announced a strategic partnership with Ariens® Company, maker of outdoor power equipment to further develop our work and transportation business

Held first Camp RZR® in the Eastern United States for our recreational trail customers – over 12,000 in attendance

Operations –

Celebrated the Company’s 60th Anniversary reflecting on the spirit of innovation, hard work and passion the Polaris founders, Edgar and Allan Hetteen and David Johnson, instilled in the Company six decades ago, beginning in 1954

Expanded production capacity and capabilities at all manufacturing facilities in the U.S. and Mexico

Completed the construction of the manufacturing plant in Opole, Poland, the Company’s first manufacturing operation outside North America with initial production beginning late 2014

Appointed an experienced Polaris leader, Matt Homan, to the newly established position of President, Global Adjacent Markets to increase focus on achieving the stated objective of creating a $2+ billion non-powersports portfolio

Added 1,800 new employees, including the hiring of Ken Pucel for the newly established position of Executive Vice President of Operations, Engineering and Lean, to drive towards a lean enterprise that gives competitive advantage in quality, delivery and costs alongside the Company’s world-class innovation engine

2015 Business Outlook

Full year 2015 earnings per share is expected to be in the range of $7.22 to $7.42 per diluted share, an increase of 9 to 12 percent over the full year 2014 earnings per share. Net income for full year 2015 is expected to increase in the range of 9 to 12 percent over full year 2014. Sales for full year 2015 are expected to increase 9 to 12 percent over full year 2014 sales.

Fourth Quarter and Full Year Performance Summary (in thousands, except per share data)
	Three Months ended December 31,			Years ended December 31,
Sales Components	2014	2013	Change	2014	2013	Change
Off-Road Vehicles	$781,500	$659,051	19%	$2,909,020	$2,521,559	15%
Snowmobiles	138,070	134,934	2%	322,449	301,659	7%
Motorcycles	103,475	68,778	50%	348,733	219,819	59%
Small Vehicles	41,213	46,276	-11%	157,379	122,765	28%
Parts, Garments & Accessories	210,742	174,671	21%	742,067	611,266	21%
Total Sales	$1,275,000	$1,083,710	18%	$4,479,648	$3,777,068	19%
Gross profit	$367,573	$317,108	16%	$1,319,178	$1,120,879	18%
Gross profit as a % of sales	28.8%	29.3%	-43 bps	29.4%	29.7%	-23 bps
Operating expenses	$176,927	$160,664	10%	$666,155	$588,866	13%
Operating expenses as a % of sales	13.9%	14.8%	-95 bps	14.9%	15.6%	-72 bps
Operating income	$210,000	$169,098	24%	$714,690	$577,914	24%
Operating income as a % of sales	16.5%	15.6%	+87 bps	16%	15.3%	+65 bps
Net income from continuing operations	$135,397	$108,680	25%	$454,029	$381,069	19%
Net income from continuing operations as a % of sales	10.62%	10.03%	+59 bps	10.14%	10.09%	+5 bps
Diluted net income per share from continuing operations	$1.98	$1.56	27%	$6.65	$5.40	23%

Off-Road Vehicle (“ORV”) sales increased 19 percent from the fourth quarter 2013 to $781.5 million. This increase reflects continued market share gains on strong demand for the Company’s products for both ATVs and side-by-sides. Polaris North American ORV unit retail sales were up low-double digits percent from the 2013 fourth quarter with consumer purchases of side-by-side vehicles up double-digits percent and ATV retail sales up high-single digits percent for the 2014 fourth quarter. The Company’s new ACE™ platform accelerated its retail sales sequentially throughout 2014. The Company estimates that North American industry ORV retail sales increased high-single digits percent from the fourth quarter of 2013 with side-by-sides increasing in the high-single digits percent range and ATVs up mid-single digits percent. International ORV shipments increased 10 percent in the 2014 fourth quarter compared to the same period last year. For the full year 2014, Polaris ORV sales increased 15 percent compared to the prior full year.

Snowmobile sales increased two percent to $138.1 million for the fourth quarter of 2014 as compared to $134.9 million for the fourth quarter of 2013. Due to the early snowfall and colder weather in North America, the snowmobile selling season started strong with industry retail sales increasing in the high-single digits percent range for the season-to-date period ended December 31, 2014. Polaris’ retail sales in North America for the same period reflects the positive start to the snowmobile season and consumers acceptance of the all-new AXYS™ platform featured on nine new MY 2015 snowmobiles. Polaris retail sales increased in the high-teens percent range for the April through December 2014 period. Sales of Polaris snowmobiles outside North America, principally in the Scandinavian region and Russia, decreased 25 percent and 28 percent for the fourth quarter and full year 2014, respectively, when compared to the same periods a year ago, reflecting poor snowfall in the Scandinavian region and ongoing Russian economic uncertainty. For the full year 2014, Polaris snowmobile sales increased seven percent compared to the same period in the prior year.

Motorcycle division sales, increased 50 percent in the 2014 fourth quarter to $103.5 million compared to $68.8 million in the fourth quarter of 2013. During the quarter, the Company began retailing the two newest Indian motorcycles, the new 2015 Roadmaster™, and the Company’s first mid-sized motorcycle, the highly regarded Indian® Scout™, and began initial shipments late in the fourth quarter of the all-new roadster, Slingshot™. Consumer retail demand for Polaris motorcycles was up almost 40 percent with continued strong retail sales for Indian® motorcycles, improved retail demand for Victory® motorcycles with retail sales up in the mid-single digits percent range in North America, and initial retail sales of Slingshot™. Fourth quarter North American industry heavyweight cruiser and touring motorcycle retail sales, 1400cc and above, were down low-single digits percent compared to 2013, primarily due to the extremely cold weather in much of North America during the 2014 fourth quarter and the expected headwind resulting from strong 2013 fourth quarter industry retail sales. Sales of Polaris motorcycles outside of North America increased seven percent in the fourth quarter of 2014 as compared to a year ago. For the full year 2014, Polaris motorcycle sales increased 59 percent compared to the prior year.

Sales in the Small Vehicles division decreased 11 percent to $41.2 million in the fourth quarter 2014 compared to $46.3 million in the fourth quarter of 2013. While the Company’s GEM® business experienced an increase in sales for the 2014 fourth quarter, both Goupil and Aixam Mega realized lower sales during the 2014 fourth quarter, which was a direct result of the weak European economy and unfavorable currency impacts. For the full year 2014, Polaris small vehicles sales increased 28 percent compared to the prior year.

Parts, Garments, and Accessories (“PG&A”) sales increased 21 percent during the fourth quarter of 2014 to $210.7 million compared to $174.7 million in the same period last year. ORV and motorcycles were the primary drivers of the growth in PG&A for the 2014 fourth quarter, as both experienced strong double-digit percent increases in sales year over year. The 2014 fourth quarter sales increase includes the incremental accessory sales from the Pro Armor® acquisition completed in November 2014. Sales of PG&A to customers outside of North America increased four percent during the 2014 fourth quarter compared to the same period last year. For the full year 2014, Polaris PG&A sales increased 21 percent compared to the prior year.

International sales to customers outside of North America totaled $198.0 million for the 2014 fourth quarter, down three percent from the same period in 2013. The Company experienced sales growth in its Latin American and Asia Pacific business with combined sales increasing nine percent. While the Company’s Europe, Middle East and Africa (EMEA) business reported sales five percent lower, year over year, for the 2014 fourth quarter due to the weak economic environment in Europe, Polaris gained market share in both ORVs and motorcycles during the quarter. For the full year 2014, Polaris’ International sales increased 16 percent compared to the prior year.

Gross profit for the fourth quarter of 2014 was 28.8 percent of sales, a 43 basis point decrease from the fourth quarter 2013. Lower product costs and higher pricing realized during the 2014 fourth quarter were more than offset by negative currency movements. Gross profit dollars increased 16 percent to $367.6 million for the fourth quarter of 2014, compared to $317.1 million for the fourth quarter of 2013. For the full year 2014, gross profit as a percentage of sales decreased 23 basis points to 29.4 percent, in line with Company expectations.

Operating expenses for the fourth quarter of 2014 increased 10 percent to $176.9 million compared to $160.7 million for the fourth quarter of 2013. Operating expenses, as a percentage of sales, declined 95 basis points, to 13.9 percent compared to 14.8 percent of sales in the 2013 fourth quarter. The decline in operating expenses, as a percent of sales, for the 2014 fourth quarter was due to lower long-term incentive compensation expenses and favorable currency impacts, partially offset by higher marketing and advertising expenses related to the launch of various new model year 2015 products including the continued roll-out of Indian® motorcycles. For the 2014 full year, operating expenses, as a percent of sales, decreased 72 basis points to 14.9 percent.

Income from financial services increased 53 percent to $19.4 million during the fourth quarter of 2014 as compared to $12.7 million in the fourth quarter of 2013. These results were primarily due to higher income from Polaris Acceptance’s dealer inventory financing as well as to the increased profitability of the retail credit portfolio. For the 2014 full year, income from financial services was $61.7 million, a 34 percent increase compared to $45.9 million for the full year 2013.

Equity in loss of other affiliates was $1.2 million for the fourth quarter 2014, which represents the Company’s portion of the start-up costs related to the Polaris/Eicher joint venture in India established in 2012. For the 2014 full year, equity in loss of other affiliates was $4.1 million compared to $2.4 million for the full year 2013.

Non-operating other expense (income), which primarily relates to foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries, was $3.7 million of expense in the fourth quarter of 2014, compared to $1.1 million of expense in the fourth quarter of 2013. For the 2014 full year, non-operating other expense was $0.0 million compared to $5.1 million of income for the full year 2013.

The provision for income taxes for the fourth quarter of 2014 was $67.1 million or 33.1 percent of pretax income compared to $56.7 million or 34.3 percent of pretax income for the fourth quarter 2013. The income tax provision for the fourth quarter of 2014 was positively impacted by the United States Congress extending the research and development income tax credit for calendar year 2014 during the quarter, offset somewhat by lower income generated from the Company’s international operations, which generally have lower income tax rates.

The weighted average diluted shares outstanding for the fourth quarter of 2014 decreased one percent to 68.5 million shares compared to 69.5 million shares in the fourth quarter of last year. The decrease in the weighted average diluted shares outstanding is primarily due to the Company’s purchase of 3.96 million shares of Polaris stock previously held by FHI Heavy Industries Ltd. (“Fuji”) in November 2013. For the 2014 full year, the weighted average diluted shares outstanding was 68.2 million shares compared to 70.5 million shares for the full year 2013.

Loss from Discontinued Operations in 2013

In the third quarter of 2013 Polaris recorded a loss from discontinued operations of $3.8 million net of tax, or $0.05 per diluted share, resulting from a jury verdict in connection with a personal watercraft accident. Reported net income for the full year of 2013, including both continuing and discontinued operations, was $377.3 million, or $5.35 per diluted share. The Company ceased manufacturing marine products in September 2004 and substantially completed the exit of the business in 2007.

Financial Position and Cash Flow

Net cash provided by operating activities from continuing operations increased six percent to $529.3 million for the year ended December 31, 2014 compared to $499.2 million for the same period in 2013. Higher net income for the full year 2014 was offset primarily by higher factory inventory to support the new manufacturing plant in Poland and increased demand for Polaris products, and higher deferred income tax assets. Total debt, including capital lease obligations, at December 31, 2014 was $226.1 million and the Company’s debt-to-total capital ratio was 21 percent compared to 35 percent at December 31, 2013. Cash and cash equivalents were $137.6 million at December 31, 2014, a 49 percent increase from a year ago.

Share Buyback Activity

During the fourth quarter 2014, the Company repurchased and retired 524,000 shares of its common stock for $77.8 million, bringing total share repurchases to 553,000 shares or $81.8 million for the full year 2014. As of December 31, 2014, the Company has authorization from its Board of Directors to repurchase up to an additional 1.1 million shares of Polaris stock.

Conference Call and Webcast Presentation

Today at 9:00 AM (CT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2014 fourth quarter and full year earnings results released this morning. The call will be hosted by Scott Wine, Chairman and CEO, Bennett Morgan, President and COO, and Mike Malone, Vice President―Finance and CFO. A slide presentation and link to the webcast will be posted on the Investor Relations page of the Polaris web site at ir.polaris.com.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is #61960475.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

About Polaris

Polaris is a recognized leader in the powersports industry with annual 2014 sales of $4.5 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles, including all-terrain vehicles (ATVs) and the Polaris RANGER® and RZR® side-by-side vehicles, snowmobiles, motorcycles and on-road electric/hybrid powered vehicles.

Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory® and Indian Motorcycle® and Slingshot™ brands. Additionally, Polaris continues to invest in the global on-road small electric/hybrid powered vehicle industry with Global Electric Motorcars (GEM), Goupil Industrie SA, Aixam Mega S.A.S., and internally developed vehicles. Polaris enhances the riding experience with a complete line of Polaris Engineered Parts, Accessories and Apparel, Klim branded apparel and ORV accessories under the Kolpin®, Cycle Country® and Pro Armor® brands.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime at www.polaris.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2015 sales, shipments, net income, and net income per share from continuing operations are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations realignment initiatives, product offerings, promotional activities and pricing strategies by competitors; acquisition integration costs; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

Subject to Reclassification	Three months ended December 31,		Years ended December 31,
	2014	2013	2014	2013
Sales	$1,275,000	$1,083,710	$4,479,648	$3,777,068
Cost of sales	907,427	766,602	3,160,470	2,656,189
Gross profit	367,573	317,108	1,319,178	1,120,879
Operating expenses:
Selling and marketing	87,134	74,725	314,449	270,266
Research and development	37,375	36,129	148,458	139,193
General and administrative	52,418	49,810	203,248	179,407
Total operating expenses	176,927	160,664	666,155	588,866
Income from financial services	19,354	12,654	61,667	45,901
Operating income	210,000	169,098	714,690	577,914
Non-operating expense (income):
Interest expense	2,553	1,846	11,239	6,210
Equity in loss of other affiliates	1,225	785	4,124	2,414
Other expense (income), net	3,746	1,135	10	(5,139)
Income before income taxes	202,476	165,332	699,317	574,429
Provision for income taxes	67,079	56,652	245,288	193,360
Net income from continuing operations	135,397	108,680	454,029	381,069
Loss from discontinued operations, net of tax	—	—	—	(3,777)
Net income	$135,397	$108,680	$454,029	$377,292
Basic net income per share:
Continuing operations	$2.03	$1.61	$6.86	$5.56
Loss from discontinued operations	—	—	—	(0.05)
Basic net income per share	$2.03	$1.61	$6.86	$5.51
Diluted net income per share:
Continuing operations	$1.98	$1.56	$6.65	$5.40
Loss from discontinued operations	—	—	—	(0.05)
Diluted net income per share	$1.98	$1.56	$6.65	$5.35
Weighted average shares outstanding:
Basic	66,545	67,299	66,175	68,535
Diluted	68,540	69,482	68,229	70,546

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

Subject to Reclassification	December 31, 2014	December 31, 2013

Assets
Current Assets:
Cash and cash equivalents	$137,600	$92,248
Trade receivables, net	204,876	186,213
Inventories, net	565,685	417,948
Prepaid expenses and other	71,526	63,716
Income taxes receivable	2,691	12,217
Deferred tax assets	114,177	93,356
Total current assets	1,096,555	865,698
Property and equipment, net	555,428	455,167
Investment in finance affiliate	89,107	69,217
Deferred tax assets	41,201	18,616
Goodwill and other intangible assets, net	223,966	229,708
Other long-term assets	68,678	47,082
Total assets	$2,074,935	$1,685,488
Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of capital lease obligations	$2,528	$3,281
Accounts payable	343,470	238,044
Accrued expenses:
Compensation	102,379	143,504
Warranties	53,104	52,818
Sales promotions and incentives	138,630	123,089
Dealer holdback	120,093	100,600
Other	79,262	77,480
Income taxes payable	11,344	9,254
Total current liabilities	850,810	748,070
Long term income taxes payable	10,568	14,292
Capital lease obligations	23,620	3,842
Long-term debt	200,000	280,500
Deferred tax liabilities	18,191	25,028
Other long-term liabilities	96,951	69,730
Total liabilities	$1,200,140	$1,141,462
Deferred compensation	13,528	8,421
Total shareholders’ equity	861,267	535,605
Total liabilities and shareholders’ equity	$2,074,935	$1,685,488

Certain reclassifications of previously reported balance sheet amounts have been conformed to the current year presentation

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

Subject to Reclassification	Year ended December 31,
	2014	2013
Operating Activities:
Net income	$454,029	$377,292
Loss from discontinued operations	—	3,777
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	127,507	92,100
Noncash compensation	63,183	57,893
Noncash income from financial services	(18,645)	(4,983)
Deferred income taxes	(50,388)	(5,892)
Tax effect of share-based compensation exercises	(36,966)	(28,621)
Other, net	6,124	7,414
Changes in operating assets and liabilities:
Trade receivables	(24,174)	(54,055)
Inventories	(158,476)	(52,049)
Accounts payable	105,783	51,519
Accrued expenses	30,664	53,278
Income taxes payable/receivable	45,324	33,398
Prepaid expenses and others, net	(14,695)	(31,919)
Cash provided from continuing operations	529,270	499,152
Cash used for discontinued operations	—	(6,912)
Net cash provided by operating activities	529,270	492,240
Investing Activities:
Purchase of property and equipment	(205,079)	(251,401)
Investment in finance affiliate, net	(1,245)	(7,246)
Investment in other affiliates	(12,445)	(10,934)
Acquisition of businesses, net of cash acquired	(28,013)	(137,104)
Net cash used for investing activities	(246,782)	(406,685)
Financing Activities:
Borrowings under debt arrangements / capital lease obligations	2,146,457	776,669
Repayments under debt arrangements / capital lease obligations	(2,228,587)	(597,492)
Repurchase and retirement of common shares	(81,812)	(530,033)
Cash dividends to shareholders	(126,908)	(113,722)
Tax effect of proceeds from share-based compensation exercises	36,966	28,621
Proceeds from stock issuances under employee plans	31,313	26,922
Net cash used for financing activities	(222,571)	(409,035)
Impact of currency exchange rates on cash balances	(14,565)	(1,287)
Net increase (decrease) in cash and cash equivalents	45,352	(324,767)
Cash and cash equivalents at beginning of period	92,248	417,015
Cash and cash equivalents at end of period	$137,600	$92,248